Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

August 22, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ameri Metro, Inc.

York, Pennsylvania

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Amendment No. 2 to  Form S-1, Registration Statement under the Securities Act of 1933, filed by Ameri Metro, Inc. of our report dated April 23, 2013, relating to the financial statements of Ameri Metro, Inc., as of and for the years ended July 31, 2012 and 2011 and for the period from April 13, 2010 (date of inception) to July 31, 2012, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan